SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 18, 2021

CLEARSIGN TECHNOLOGIES CORPORATION

(Exact name of registrant as specified in Charter)

Washington	001-35521	26-2056298
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

12870 Interurban Avenue South

Seattle, Washington 98168

(Address of Principal Executive Offices)

206-673-4848

(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock	CLIR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of October 18, 2021 (the “Effective Date”), Brent Hinds was appointed as Vice President and Controller of ClearSign Technologies Corporation (the “Company”). As of the Effective Date, Mr. Hinds will also serve as the Company’s Treasurer, principal financial officer, and principal accounting officer.

Mr. Hinds, age 43, previously served as Vice President of Finance at Enovation Controls, Inc., (“Enovation Controls”), from January 2020 to October 2021. Enovation Controls is a stand-alone subsidiary of Helios Technologies (NASDAQ: HLIO), focused on global sales, manufacturing, and application engineering operations, working directly with original equipment manufacturers. In his capacity as Vice President of Finance, Mr. Hinds was responsible for overseeing accounting and finance department activities to ensure accuracy and timely dissemination of reports, including income statement, balance sheet, and cash flow. During his tenure at Enovation Controls, Mr. Hinds also served as Controller from January 2017 to January 2020, and as Assistant Controller from January 2014 to January 2017. Prior to joining Enovation Controls, Mr. Hinds worked for Stinnett & Associates, LLC, a professional advisory firm for public and private companies, where he established risk-based audit programs to determine adequacy and effectiveness of internal control environment and devised audit reports for executive management and audit committees. Additionally, Mr. Hinds served as a compliance analyst at Baker Hughes Company. Mr. Hinds earned his Bachelor of Science in Accounting from Oklahoma State University and is a certified public accountant.

There were no arrangements or understandings between Mr. Hinds and any other person pursuant to which Mr. Hinds was selected as an officer. Mr. Hinds does not have any family relationships subject to disclosure under Item 401(d) of Regulation S-K or any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with his appointment, Mr. Hinds received an offer letter from the Company, dated as of September 30, 2021 and effective as of the Effective Date (the “Offer Letter”), setting forth the terms of Mr. Hinds’ employment and compensation arrangement, which he accepted. Pursuant to the Offer Letter, Mr. Hinds will be paid an annual base salary of $200,000 in addition to equity compensation and other benefits set forth in the Offer Letter, including the grant of incentive stock options to purchase up to 100,000 shares of common stock of the Company (the “Option Shares”) to be granted under the Company’s 2021 Equity Incentive Plan with a per share exercise price equal to the closing price of the common stock on the Effective Date for a term of ten years as of the Effective Date, and subject to the following vesting schedule: (i) one-third of the Option Shares are vested as of the Effective Date; (ii) one-third of the Option Shares will vest on the first anniversary of the Effective Date; and (iii) the remaining one-third of the Option Shares will vest on the second anniversary of the Effective Date. Mr. Hinds will also be eligible to participate in such healthcare and other benefit programs made available to employees of the Company. His employment has no specified term and will be on an at-will basis. The Company intends to enter into a standard form of indemnification agreement with Mr. Hinds, in the form that is filed as Exhibit 10.18 to the Company’s Registration Statement on Form S-1 (File No. 333-177946), filed with the Securities and Exchange Commission March 9, 2012.

The foregoing description of the Offer Letter does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Offer Letter, which will be included as an exhibit to a subsequent periodic report filed with the Securities and Exchange Commission.

In connection with the appointment of Mr. Hinds, Colin James Deller resigned from his position as the Company’s Interim Chief Financial Officer (and principal financial and accounting officer) and Interim Treasurer as of the Effective Date. Mr. Deller will continue to serve as Chief Executive Officer, Interim Secretary, and a director of the Company.

Item 7.01	Regulation FD Disclosure.

On October 18, 2021, the Company issued a press release announcing the appointment of Mr. Hinds, a copy of which is furnished herewith as Exhibit 99.1.

In accordance with General Instruction B.2. of Form 8-K, the information in this Item 7.01 and in the press release shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

d)  Exhibits.

Exhibit No.	Description
99.1	Press Release titled “ClearSign Technologies Corporation Announces Hiring of Brent Hinds as VP of Finance” dated October 18, 2021.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 18, 2021

CLEARSIGN TECHNOLOGIES CORPORATION

By:	/s/ Colin J. Deller
Colin J. Deller
Chief Executive Officer